Exhibit 3.1

EXECUTION VERSION

FS INVESTMENT CORPORATION IV

ARTICLES OF AMENDMENT

FS Investment Corporation IV, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND: Section 10.5 (Other Transactions) is hereby deleted in its entirety.

THIRD: Article XII (Roll-Up Transactions) is hereby deleted in its entirety. The definitions of “Roll-Up Entity” and “Roll-Up Transaction” contained in Article XIV (Definitions) are likewise deleted in their entirety.

FOURTH: The amendments to the Charter as set forth above have been advised by the board of directors and approved by the requisite percentage of the stockholders the Corporation, in accordance with Maryland law and the Charter.

FIFTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalty for perjury.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer on December 16, 2019.

ATTEST:	FS INVESTMENT CORPORATION IV

/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman
Stephen S. Sypherd		Michael C. Forman
Secretary		Chief Executive Officer